UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2014

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Second St. Suite A-107, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2013 Bonus Plan

On March 5, 2014, our board approved bonuses to be paid to our executive officers under the 2013 bonus plan. The 2013 bonus plan provided for a target cash award of up to 30% of the named executive officer’s salary, with 75% of the target award based upon the achievement of company-wide goals, and 25% of the target award based upon the achievement of individual goals. Each company-wide goal and individual goal received a weighting, such that a named executive officer would receive a portion of the target non-equity incentive award for each goal achieved. The company-wide goals were based on our forecasts and plans for fiscal year 2013 and took into account various factors, including net revenues objectives, based on anticipated timing and volume of new customer activity, and product development events such as completion of development work and EPA submissions for new products, processing international registrations and introduction of products into new markets. Based upon these factors, the compensation committee determined that 73% of the company-wide goals were achieved in 2013. Therefore, the executive officers were entitled to 55% of their target bonuses based on upon the company-wide goals component. In addition to the company-wide goals, 25% of each named executive officer’s 2013 bonus target was comprised of achievement of individual goals.

Pamela G. Marrone, our Chief Executive Officer, achieved 100% of her individual goals (representing 25% of her aggregate bonus target) for an aggregate non-equity incentive award equal to 80% of her bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals). Hector Absi, our Chief Operating Officer, achieved 90% of his individual goals (representing 23% of his aggregate bonus target) for an aggregate non-equity incentive award equal to 78% of his bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals). Under the terms of the transition agreement with Donald Glidewell, our Chief Financial Officer, Mr. Glidewell was entitled to receive 100% of his individual goals (representing 25% of his aggregate bonus target) for an aggregate non-equity incentive award equal to 80% of his bonus target (with 55% of this award based on the achievement of 73% of the company-wide goals).

Our named executive officers were paid the following amounts under the 2013 bonus plan:

Name and Title	2013 Bonus Amount
Pamela G. Marrone, our Chief Executive Officer	$60,023
Donald J. Glidewell, Chief Financial Officer	$50,320
Hector Absi, Chief Operating Officers	$49,668

2014 Bonus Plan

On March 5, 2014, our board approved a non-equity bonus plan for 2014 available to all of our employees, executive officers and other key employees. The 2014 bonus plan provides for a target cash award of up to 30% of the named executive officer’s salary, with 75% of the target award based upon the achievement of company-wide goals, and 25% of the target award based upon the achievement of individual goals. Each company-wide goal and individual goal is weighted, such that employees, including our executive officers, would receive a portion of the target non-equity incentive award for each goal achieved. The company-wide goals are based on our forecasts and plans for fiscal year 2014 and take into account various factors, including net revenues, gross margin goals for new and existing products, product launches, product development goals, international distribution arrangements and further development of our manufacturing facility. Our compensation committee also established certain individual goals for our chief executive to achieve her individual target component of the 2014 bonus plan that includes goals related to company, personal, financial results, expansion of our customers and product development.

Other Compensation

Our board also approved a discretionary bonus for Pamela Marrone in the amount of $25,835 recognizing her increased responsibilities following our IPO. In addition, our board granted options to purchase 100,000 shares of our common stock to each of Hector Absi and Alison Stewart effective as of March 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: March 11, 2014	By:	/s/ Pamela G. Marrone
Pamela G. Marrone
Chief Executive Officer